UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Capital Southwest Corporation

(Name of Registrant as Specified In Its Charter)

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12900 Preston Road, Suite 700 Dallas, TX 75230 972.233.8242 capitalsouthwest.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JULY 15, 2013

To the Shareholders of Capital Southwest Corporation:

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Shareholders of Capital Southwest Corporation will be held on Monday, July 15, 2013, at 10:00 a.m., Dallas time, in Meeting Room #210 of the North Dallas Bank Tower, 12900 Preston Road, Dallas, Texas 75230, in order to:

1)	elect six (6) directors to serve until the next annual meeting of shareholders or until their respective successors shall be elected and qualified;

2)	ratify the appointment by our Audit Committee of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2014;

3)	approve, by non-binding vote, executive compensation;

4)	vote upon a proposal to amend Article Four of the Company’s Articles of Incorporation, as amended and restated, to increase the authorized Common Stock of the Company from 5,000,000 shares, par value of $1.00 per share, to 25,000,000 shares par value $0.25 per share, to effect a 4:1 split of the issued Common Stock of the Company in the form of a dividend to shareholders of three additional shares of common stock for each share held as of July 31, 2013 and for other purposes that may or may not be currently contemplated; and

5)	transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on May 31, 2013 will be entitled to notice of and to vote at the meeting.

Your vote is important. Accordingly, you are asked to vote, whether or not you plan to attend the annual meeting. You may vote by (i) mail by marking, signing, dating and returning the accompanying proxy card in the postage-paid envelope we have provided; (ii) using the Internet at www.voteproxy.com; (iii) phone by calling 1-800-776-9437; or (iv) attending the annual meeting and voting in person. If you plan to attend the annual meeting to vote in person and your shares are registered in your own name with our transfer agent, American Stock Transfer & Trust Company, you may do so. If your shares are held in the name of a broker or bank, you must secure a proxy from the broker or bank assigning voting rights to you for your shares. You may revoke your proxy by (i) executing and submitting a later dated proxy card; (ii) subsequently authorizing a proxy card through the Internet or by telephone; (iii) sending a written revocation of proxy to our Secretary at our principal executive office; or (iv) attending the annual meeting and voting in person.

By Order of the Board of Directors

Tracy L. Morris
Chief Financial Officer, Chief Operating Officer and Secretary

Accounting for Stock-Based Compensation	23
Tax Deductibility of Compensation	23
Compensation Committee Report	23
Compensation Committee Interlocks and Insider Participation	24
Certain Relationships and Related Party Transactions	24
Summary Compensation Table	25
Other Compensation Table	26
Grants of Plan-Based Awards	26
2013 Outstanding Equity Awards at Fiscal Year End	27
Option Exercises and Stock Vested	28
Pension Benefits	29
Severance and Change in Control Arrangements	29
Severance and Change in Control Compensation Table	30
Director Compensation For The Fiscal Year Ended March 31, 2013	30
Additional Compensation Information	31
Proposal Two: Ratification of Appointment of Independent Registered Accounting Firm	33
Audit and Other Fees	33
Proposal Three: Advisory (Non-Binding) Vote on Executive Compensation	34
Proposal Four: Amendment to Article Four of the Company’s Articles of Incorporation to Increase the Number of Authorized Shares of Common Stock to Effect a 4:1 Stock Split and For Other Purposes That May or May Not be Currently Contemplated	35
Purpose and Effects of Increasing Number of Authorized Shares of Common Stock	35
Effective Date of Proposed Amendment and Issuance of Shares for Stock Split	35
Tax Effect of Proposed Amendment and Issuance of Shares for Stock Split	36
Other Matters	37
Shareholder Proposals for 2014 Annual Meeting	37
Other Information	37
Expenses for Solicitation of Proxies	37
Reduce Duplicate Mailings	37
Annual Report	38
Appendix A	A-1

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JULY 15, 2013

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Capital Southwest Corporation, a Texas corporation (the "Company"), with principal executive offices at 12900 Preston Road, Suite 700, Dallas, Texas 75230, of proxies to be voted at the annual meeting of shareholders of the Company (the "Annual Meeting") to be held on July 15, 2013 or any adjournment thereof. The date on which this proxy statement and the enclosed form of proxy are first being sent or given to our shareholders is on or about June 14, 2013.

Purpose of the Meeting

The annual meeting of shareholders is to be held for the purposes of (1) electing six persons to serve as our directors until the next annual meeting of shareholders, or until their respective successors shall be elected and qualified; (2) ratifying the appointment by our Audit Committee of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2014; (3) conducting a non-binding advisory vote on executive compensation; (4) vote upon a proposal to amend Article Four of the Company’s Articles of Incorporation, as amended and restated, to increase the authorized Common Stock of the Company from 5,000,000 shares, par value of $1.00 per share, to 25,000,000 shares par value $0.25 per share, and to effect a 4:1 split of the issued Common Stock of the Company in the form of a dividend to shareholders of three additional shares of common stock for each share held as of July 15, 2013 and for other purposes that may or may not be currently contemplated and (5) transacting such other business as may properly come before the meeting or any adjournment thereof.

Who May Vote

The record date for holders of our common stock entitled to notice of, and to vote at, the annual meeting of shareholders is the close of business on May 31, 2013, at which time we had 3,809,316 shares of common stock outstanding and entitled to vote at the meeting.

How You May Vote

You may vote using any of the following methods:

•	By Internet: Go to www.voteproxy.com and use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. Eastern Time on July 11, 2013. Have your proxy card in hand when you access the Web site and then follow the instructions.
•	By Mail: Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided. The named proxies will vote your shares according to your directions. If you submit a signed proxy card without indicating your vote, the person voting the proxy will vote in favor of proposals 1, 2, 3 and 4.
•	By Phone: Call 1-800-776-9437 on any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Time on July 11, 2013. Have your proxy card in hand when you call and then follow the instructions.
•	By Attending the Annual Meeting in Person: You may vote shares held directly in your name in person at the meeting. If you want to vote shares that you hold in street name at the meeting, you must request a legal proxy from your broker, bank or other nominee that holds your shares.

If your shares are held by a bank, brokerage firm or other nominee, you are considered the "beneficial owner" of shares held in "street name." If your shares are held in street name, these proxy materials are being forwarded to you by your bank, brokerage firm or other nominee (the "record holder"), along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. In addition, as the beneficial holder of shares, you are entitled to attend the Annual Meeting. If you are a beneficial owner, however, you may not vote your shares in person at the meeting unless you obtain a legal proxy, executed in your favor, from the record holder of your shares.

Receipt of More than One Proxy Card

You may receive multiple proxy cards if you hold shares of common stock in different ways (such as, trusts and custodial accounts) or in multiple accounts. You should vote and sign each proxy card you receive.

How You May Revoke Your Vote

You may revoke your proxy and change your vote at any time before the final vote at the meeting.  You may do this by signing a new proxy card with a later date, voting on a later date by proxy or by attending the meeting and voting in person. However, your attendance at the meeting will not automatically revoke your proxy. You must specifically revoke your proxy.

Quorum

The presence, in person or by proxy, of the holders of a majority of the shares of common stock outstanding and entitled to vote at the annual meeting is necessary to constitute a quorum (1,904,658 shares). Each shareholder is entitled to one vote, in person or by proxy, for each share of common stock held in its name at the close of business on the record date. Shareholders who are present, in person or by proxy, but abstain from voting on any matter will be counted as present at the meeting for purposes of constituting a quorum, but not for purposes of determining the final vote on any matter. Similarly, nominees (such as broker-dealers) who are present, in person or by proxy, but abstain or refrain from voting on any item, will be counted as present at the meeting, but not voting on any such item.

Proposals to Be Voted on and Required Vote

Assuming a quorum is present at the annual meeting, the following votes are required to approve each proposal:

Proposal One: Election of Directors
The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy. Abstentions and broker non-votes are not counted for purposes of the election of directors.

Proposal Two: Ratification of Independent Registered Public Accounting Firm
The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy. Abstentions and broker non-votes have the same effect as votes cast against the proposal.

Proposal Three: Approval by Non-Binding Vote, Executive Compensation
The non-binding vote on executive compensation requires the affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy at the annual meeting  and entitled to vote thereon in order to be approved. Abstentions and broker non-votes have the same effect as votes cast against the proposal.

Proposal Four:
Amend Article Four of the Company’s Articles of Incorporation to increase the number of authorized shares of common stock to effect a 4:1 stock split and other purposes that may or may not be currently contemplated

The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy. Abstentions and broker non-votes have the same effect as votes cast against the proposal.

Each proxy delivered to us, unless the shareholder otherwise specifies therein, will be voted "FOR" proposals 1, 2, 3 and 4. In each case where the shareholder has appropriately specified how the proxy is to be voted, it will be voted in accordance with the specification. As to any other matter or business which may be properly brought before the meeting, a vote may be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the same, but, as of the date of the mailing of this proxy statement, neither management nor our Board of Directors knows of any such other matter or business.

Other Business

As of the date of this proxy statement, we are not aware of any matter to be presented or acted upon at the Annual Meeting other than those described in this proxy statement. If votes are required on any matter presented during the Annual Meeting and you are not present, your designated proxy will vote your shares using their best judgment.

10b5-1 Plans

We have established a policy permitting our officers to enter into trading plans to sell shares of our common stock in accordance with Rule 10b5-1 under the 1934 Act. The policy allows our participating officers to adopt a pre-arranged stock trading plan to sell pre-determined amounts of our common stock over a period of time. This policy was established in recognition of the liquidity and diversification objectives of our officers, including enabling our officers to sell certain shares of our common stock (shares they acquire upon exercise of options, to pay for the exercise of options, to provide for taxes triggered by the exercise of options and to generate cash from the exercise of options).

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of May 1, 2013 by (1) each person, so far as is known to our management, who is the beneficial owner (as that term is defined in the rules and regulations of the Securities and Exchange Commission ("SEC")) of more than 5% of our outstanding common stock; (2) each executive officer named in the Summary Compensation Table; (3) each current director; and (4) all current directors and executive officers as a group.  The number of shares beneficially owned by each entity, person, director or executive officer is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has a right to acquire as of June 30, 2013 (60 days after May 1, 2013) through the exercise of any stock option or other right. Unless otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the shares indicated to be beneficially owned.

Name and address of Beneficial Owner *	Amount and Nature of Beneficial Ownership		Percent of Class
Gary L. Martin	480,361	(1)(3)(4)	12.5%
Zuckerman Investment Group 155 N. Wacker Drive, Suite 1700 Chicago, IL 60606	295,981		7.8
William R. Thomas III 6909 Briar Cove Drive Dallas, TX 75254	245,624	(2)	6.4
Thomas Heritage Partners, Ltd. 6909 Briar Cove Drive Dallas, TX 75254	206,525	(2)	5.4
Dimensional Fund Advisors 6300 Bee Cave Rd Austin, TX 78746	199,695		5.2
River Road Asset Management 462 S. Fourth Street, Ste. 1600 Louisville, KY 40202	192,252		5.0
William M. Ashbaugh	102,196	(1)(3)(4)	2.7
Tracy L. Morris	5,830	(4)	**
Ray D. Schwertner	5,668	(3)	**
Samuel B. Ligon	3,000		**
Glenn M. Neblett	2,015		**
John H. Wilson	2,000		**
Richard F. Strup	500		**
T. Duane Morgan	----	(5)	**
Joseph B. Armes	----	(6)	**
Matthew B. Golden	----		**
Henry J. Gohlke	----		**
C. Scott Shedd	----		**
All directors and executive officers as a group (13 persons)	507,396	(7)	13.1%

*	The business address of the directors and executive officers is 12900 Preston Road, Suite 700, Dallas, Texas 75230.
**	Less than 1%.

(1)	Mr. Martin is a trustee of certain trusts pursuant to ESOPs for our employees and employees of our wholly-owned portfolio companies owning 245,475 shares (6.4% of our outstanding common stock) on May 1, 2013. Voting rights on such shares were passed through to the ESOP participants, who are entitled to vote the shares in their individual accounts by July 11, 2013. As trustee of the ESOPs, Mr. Martin has voting power with respect to shares not voted by the ESOP participants prior to July 11, 2013. Mr. Martin also participates in the power to direct the trustees in voting of 88,144 shares owned by a trust pursuant to a pension plan for our employees and certain of our wholly-owned portfolio companies, as more fully described below. Accordingly Mr. Martin has shared voting and investment power with respect to 333,619 shares, representing 8.8% of our outstanding common stock, owned by the aforementioned trusts. Under the rules and regulations of the SEC, Mr. Martin is deemed to be the beneficial owner of such 333,619 shares, which are included in the shares beneficially owned by Mr. Martin.

Messrs. Martin and Ashbaugh direct the trustees in the voting of 88,144 shares owned by a trust pursuant to a pension plan for our employees and employees of certain of our wholly-owned portfolio companies. Accordingly, Messrs. Martin and Ashbaugh have shared voting and investment power with respect to the 88,144 shares, representing 2.3% of our outstanding common stock, owned by the aforementioned trust.  Under the rules and regulations of the SEC, Messrs. Martin and Ashbaugh are each deemed to be the beneficial owners of such 88,144 shares, which are included in the shares beneficially owned by each of Messrs. Martin and Ashbaugh.

(2)	Mr. Thomas has sole voting and investment power with respect to 245,624 shares, which include 6,883 shares owned directly by him, 3,000 shares owned by his minor children; 28,512 shares controlled as executor to his father’s estate; 704 shares owned by a trust pursuant to an ESOP; and 206,525 shares owned by Thomas Heritage Partners, Ltd., in which Mr. Thomas serves as President and disclaims any pecuniary interest except to the extent of his partnership interest.

(3)	Includes 2,302, 12, 8,169, 850, 218 and 2,660 shares owned by a trust pursuant to an ESOP which were allocated to Ashbaugh, Gohlke, Martin, Morris, Neblett and Schwertner, respectively. Neither Golden nor Shedd were eligible to participate in the ESOP this year.

(4)	Includes 10,000, 45,000, 4,780, 1,597 and 1,850 shares subject to immediately exercisable stock options held by Ashbaugh, Martin, Morris, Neblett, and Schwertner, respectively. Golden, Gohlke, and Shedd have not been granted stock options.

(5)	On May 2, 2013, Mr. Morgan purchased 250 shares of CSWC’s common stock on the open market.

(6)
Mr. Armes was named by our Board to succeed Mr. Martin as President and Chief Executive Officer effective June 17, 2013.  Additionally, our Board appointed Mr. Armes as a Director of the corporation commencing June 17, 2013 to hold office until the Annual Meeting of the Company.

(7)
Includes (a) the shares owned by the trusts referred to in notes (1) and (3), respectively, to the above table, and (b) 63,227 shares subject to immediately exercisable stock options (including those referred to in note (4) to the above table).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), requires our officers and directors and persons who beneficially own more than 10% of our common stock to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than 10% beneficial owners also are required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file with the SEC. Based solely upon a review of the copies of such forms furnished to us, we believe that each of our officers, directors and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them during the fiscal year ended March 31, 2013.

PROPOSAL ONE:  ELECTION OF DIRECTORS
Six directors are proposed to be elected at the annual meeting to serve until the next annual meeting of shareholders or until their respective successors shall be elected and qualified. Each of the named persons currently serves as a director and was nominated by the Nominating/Corporate Governance Committee of our Board of Directors. The Nominating/Corporate Governance Committee did not receive any director nominations from any person.

Nominees for Director
Interested Persons
Name, Address* and Age	Position(s) Held with Company	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	No. of Portfolio Companies Overseen by Director	Other Directorships Held by Nominee
Gary L. Martin Age 66	Chairman of the Board, President, Vice President and Director	One year; Chairman of the Board since 2008; President 2007 – June 2013; Director since 1988; Vice President from 1979 - 2007	Chairman of the Board since 2008; President of the Company since 2007; President of The Whitmore Manufacturing Company and Vice President of the Company from 1979 – 2007	28
Alamo Group Inc. (NYSE: ALG); CapStar Holdings Corporation; Cinatra Clean Technologies, Inc. Heelys, Inc.
(NASDAQ: HLYS)-sold January 2013; Humac Company; Media Recovery, Inc.; The RectorSeal Corporation; Titan Liner, Inc.; The Whitmore Manufacturing Company

Mr. Martin has been associated with the Company since 1972, serving as a director since 1988 while serving as President of The Whitmore Manufacturing Company, a specialty lubricant manufacturer and wholly-owned portfolio company of Capital Southwest Corporation. Mr. Martin has experience serving as Chairman and/or Director on several public company boards (listed in bold above) and brings to us a breadth of business experience across a broad range of industries. Mr. Martin holds a Bachelor of Business Administration from the University of Oklahoma and was a certified public accountant in the State of Texas (now retired, inactive status).

Interested Persons
Name, Address* and Age	Position(s) Held with Company	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	No. of Portfolio Companies Overseen by Director	Other Directorships Held by Nominee
Joseph B. Armes Age 51	President: Director	One year; President since June 2013; Director since June 2013	President of the Company since June 2013; President and Chief Executive Officer of JBA Investment Partners, a family investment vehicle from 2010 – 2013; Chief Operating Office of Hicks Holdings, LLC from 2005 - 2010	-
Mr. Armes was appointed to our Board on June 17, 2013 to hold office until our Annual Meeting. Mr. Armes has held positions that include Chief Operating Officer at Hicks Holdings, LLC; Executive Vice President, Chief Financial Officer and General Counsel at Hicks Sports Group, LLC; Executive Vice President and General Counsel of Suiza Foods Corporation (now Dean Foods Company) and Vice President and General Counsel of The Morning Star Group, Inc.  Rangers Equity Holdings GP LLC, a subsidiary of Hicks Sports Group LLC, had an involuntary bankruptcy petition filed against it in the U. S. Bankruptcy Court for the Northern District of Texas on May 28, 2010.  The Company will benefit greatly from Mr. Armes’ extensive background in strategic investing, as well as his executive expertise.  Mr. Armes holds a Bachelor of Business Administration in Finance from Baylor University, a Masters of Business Administration from Baylor University and a Juris Doctor from Southern Methodist University.

Not Interested Persons
Name, Address* and Age	Position(s) Held with Company	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	No. of Portfolio Companies Overseen by Director	Other Directorships Held by Nominee
Samuel B. Ligon Age 74	Director	One year; director since 2003	Self-employed as a private investor and consultant	−	Jokari/US, Inc.

Mr. Ligon has served as CEO of private companies for over 30 years; supervised principal financial officers; worked with various audit firms for public and private companies; evaluated financial statements and financial control systems; and analyzed acquisitions. Mr. Ligon has served as audit committee chairman during Sarbanes Oxley implementation of two public companies. The Company benefits greatly from Mr. Ligon’s extensive business, finance and audit committee oversight experience, as well as his executive leadership and management experience as a chief executive officer. Mr. Ligon holds a Bachelor of Science degree from Auburn University and a Masters of Business Administration from Harvard Business School.

T. Duane Morgan Age 63	Director	One year; director since 2012
President of the Engineered Products Group of Gardner Denver, Inc. August 2012; Retired May 2012-August 2012; President of the Engineered Products Group of Gardner Denver, Inc. 2009 - 2012; and Vice President and General Manager of Gardner Denver Fluid Transfer Division 2005-2009.
			−	−

Mr. Morgan joined our Board on May 25, 2012. Mr. Morgan is President of the Engineered Products Group of Gardner Denver, Inc. with broad experience in the energy sector. He also co-founded three independent corporations during his business career. The Company will benefit greatly from Mr. Morgan’s broad experience in the energy sector; his executive leadership and management skills; and his entrepreneurial spirit.  Mr. Morgan holds a Bachelor of Science in Mathematics from McNeese State University and a Master of Business Administration from Louisiana State University.

Not Interested Persons
Name, Address* and Age	Position(s) Held with Company	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	No. of Portfolio Companies Overseen by Director	Other Directorships Held by Nominee
Richard F. Strup Age 60	Director	One year; director since 2012	Self-employed as a private investor and consultant	−	Big Shoulders Fund; Heelys, Inc. (NASDAQ: HLYS)-sold January 2013 ; and North American Breweries Holdings, LLC.

Mr. Strup joined our Board on May 11, 2012. Mr. Strup is a retired consumer packaged goods executive with over 35 years of senior level domestic and international experience in marketing, finance, strategic planning and general management. Mr. Strup has held positions that include SVP of Strategic Planning and Integration, Global Chief Marketing Officer, and other senior level marketing and financial positions. The Company will benefit greatly from Mr. Strup’s extensive background in corporate strategic planning, marketing and finance, as well as his executive expertise. Mr. Strup holds a Bachelor of Arts in Economics from Denison University, and a Master of Business Administration in marketing and finance from Northwestern University.

John H. Wilson Age 70	Director	One year; director since 1988	President of U.S. Equity Corporation, a venture capital investment firm	1	Encore Wire Corporation (NASDAQ: WIRE)
Mr. Wilson has been President of U.S. Equity Corporation since 1983 and has over 45 years experience as an executive or investor in numerous companies in the banking, insurance, manufacturing, communications, health and transportation industries. The Company benefits greatly from Mr. Wilson’s diverse industry experience, as well as his experience as both an executive and an investor in numerous companies. Mr. Wilson has a Bachelor of Business Administration degree from Baylor University.

*The business address of each director is 12900 Preston Road, Suite 700, Dallas, Texas 75230.

The Nominees have agreed to serve if they are elected and have consented to their names being printed in the proxy statement.

Our Nominating/Corporate Governance Committee has determined that Mr. Martin and Mr. Armes are "interested persons" as defined in the Investment Company Act of 1940 and is not "independent" as defined by the NASDAQ Stock Market Listing Standards. The Committee has determined that Messrs. Ligon, Morgan, Strup and Wilson are "independent" as defined by the NASDAQ Stock Market Listing Standards and they are not "interested persons" as defined by the Investment Company Act of 1940.

Non-management directors may meet in executive session without the Chief Executive Officer at any time. There were three executive sessions held by the Board of Directors, two executive sessions held by the Audit Committee and three executive sessions held by the Compensation Committee throughout the fiscal year ended March 31, 2013. The Directors decide on a case by case basis which one of them will preside over each executive session depending on the subject matter. The Chairman of each Committee presides over their respective committee executive sessions.

Vote Required

Nominees who receive the affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy at the annual meeting shall be re-elected as our directors. Abstentions will have no effect on the election of directors. If you hold your shares through a broker, bank or other nominee and you do not instruct them how to vote on this proposal, your broker may have authority to vote your shares. You may give each nominee one vote for each share you hold. The proxy holders intend to vote the shares represented by proxies to elect the six nominees to the board set forth in Proposal One.

Board Recommendation

The board recommends that you vote "FOR" each of the nominees to the Board of Directors set forth in this Proposal One.

BOARD OF DIRECTORS AND COMMITTEES

During our fiscal year ended March 31, 2013, our Board of Directors held twenty-one meetings and acted by unanimous written consent six times.  All directors who were serving at the time attended our 2012 annual meeting of shareholders.  Each of the directors attended at least 75% of the Board and committee meetings held while he was serving as a director.

Board Leadership and Structure

The Board recognizes that one of its responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management.  The Board understands that there is no single, generally accepted approach to providing board leadership and that given the dynamic and competitive environment in which we operate, the right board leadership structure may vary as circumstances warrant.  The Board evaluates its leadership structure periodically and believes that separating the Chairman and President roles is important as the Company focuses on its succession transition efforts.

Historically, Mr. Martin has served as both our President and as the Chairman of the Board of Directors. Effective June 17, 2013 Mr. Martin retired as our President and Mr. Armes was named by the Board as Mr. Martin’s successor.  Mr. Martin has agreed to serve as Executive Chairman, supporting Mr. Armes, as he transitions into his new role, through December 31, 2013.  At that time, Mr. Martin will serve as Non-executive Chairman through the remainder of his term.  Both Mr. Martin and Mr. Armes, are "interested persons" under Section 2(a)(19) of the 1940 Act.

The Board of Directors currently has, and appoints the members of, standing Audit, Compensation and Nominating/Corporate Governance Committees.  Each of these committees has a written charter approved by the Board of Directors.  The current members of the committees are identified in the following table.

Board Committees
Director	Audit	Compensation	Nominating/ Corporate Governance
Samuel B. Ligon	Chairman	√	√
T. DuaneMorgan	√	√	√
Richard F.Strup	√	√	Chairman
John H.Wilson	√	Chairman	√

Committee Member Independence

All of the members of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee are "independent" as defined by the NASDAQ Stock Market Listing Standards and the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and they are not "interested persons" as defined by the Investment Company Act of 1940.

Communication with Directors

Shareholders who wish to send communications to our non-employee directors should address such communications to John H. Wilson, independent director, at 1000 Three Lincoln Centre, 5430 LBJ Freeway, Dallas, TX  75240.

Any complaint regarding accounting, internal accounting controls or auditing matters should be mailed to John H. Wilson, independent director and Audit Committee member, at 1000 Three Lincoln Centre, 5430 LBJ Freeway, Dallas, TX  75240. Written complaints may be submitted anonymously.

Audit Committee

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of (1) our accounting and financial reporting processes and the integrity of our financial statements; (2) our systems of internal accounting and financial controls; (3) the independence, qualification and performance of our independent auditors; and (4) our compliance with ethics policies and legal and regulatory requirements relating to financial statements and reporting. The Audit Committee has the responsibility for selecting our independent registered public accounting firm and pre-approving audit and non-audit services. Among other things, the Audit Committee prepares a report for inclusion in the annual proxy statement; reviews the Audit Committee Charter (the “Audit Committee Charter”) and the Audit Committee’s performance; approves the scope of the annual audit; and reviews our corporate policies with respect to financial reporting and valuation of our investments. The Audit Committee also oversees investigations into complaints concerning financial matters. The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties. The 2013 Audit Committee members were Messrs. Ligon (Chairman), Morgan, Strup and Wilson. The Board of Directors has determined that Samuel B. Ligon is an Audit Committee Financial Expert as defined by SEC and NASDAQ rules. The Audit Committee met five times in fiscal 2013.

The duties and responsibilities of the Audit Committee are set forth in the Amended and Restated Audit Committee Charter adopted by the Board of Directors. A copy of the Amended and Restated Audit Committee Charter is available on our website at www.capitalsouthwest.com/investor-relations/governace.htm, or available by written request addressed to Tracy L. Morris, Secretary, Capital Southwest Corporation, 12900 Preston Road, Suite 700, Dallas, TX 75230.

Audit Committee Report

The Audit Committee is composed of four members of the Company’s Board of Directors.  Each member is an independent director as required by Sarbanes-Oxley and NASDAQ.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the financial statements and the reporting process, including the Company’s system of internal control. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of the valuation of restricted securities and other significant judgments; and the clarity of disclosures in the financial statements. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing, and does not provide any expert or other special assurance as to such financial statements concerning compliance with the laws, regulations or accounting principles generally accepted in the United States ("GAAP"). The Audit Committee relies, without independent verification, on the information provided to them and on the representations made by management and the Company's independent registered public accounting firm.

The Audit Committee reviewed with Grant Thornton LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with GAAP, its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee also discussed with Grant Thornton LLP those matters required to be discussed by Statements on Auditing Standards Nos. 61 and 90, each as amended by PCAOB AU Section 380, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants, including information regarding the scope and results of the audit. In addition, the Audit Committee discussed with Grant Thornton LLP its independence from management and the Company, including the matters in the written disclosures and letter the Company received from them as required by the Independence Standards Board Standard No. 1, and considered the compatibility of non-audit services with their independence.

The Audit Committee discussed with Grant Thornton LLP the overall scope and plans for their audit and also met with them, with and without management present, to discuss the results of their audit, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

The Audit Committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended March 31, 2013 with management and Grant Thornton LLP and also discussed with management and Grant Thornton LLP the process used to support certifications by our chief executive officer and chief financial officer that are required by the SEC and Sarbanes-Oxley to accompany our periodic filings with the SEC. In addition, the Audit Committee reviewed and discussed the Company’s progress on complying with Section 404 of Sarbanes-Oxley, including the Public Company Accounting Oversight Board’s (PCAOB) Auditing Standard No. 5 regarding the audit of internal control over financial reporting.

Based on the reviews and discussions referred to above and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2013 for filing with the SEC. The Audit Committee has selected Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2014, and has presented the selection to the shareholders for ratification.

Audit Committee
Samuel B. Ligon, Chairman
T. Duane Morgan
Richard F. Strup
John H. Wilson

Nominating/Corporate Governance Committee

During the fiscal year ended March 31, 2013, the Nominating/Corporate Governance Committee (the "Governance Committee") met two times. The primary objectives of the Governance Committee are to assist the Board of Directors by (1) identifying individuals qualified to become members of our Board consistent with the criteria approved by the Board in our Corporate Governance guidelines and recommending to the Board a slate of director nominees for each annual meeting of our shareholders; (2) ensuring that our Audit, Compensation and Nominating/Corporate Governance Committees shall have the benefit of qualified and experienced "independent" directors; and (3) ensuring the Company complies with its Code of Conduct and Ethics. The Governance Committee has the responsibility to (1) establish criteria for selection of potential directors, taking into consideration an established set of desired attributes; (2) review the qualifications, performance and independence of board members pursuant to criteria and procedures established by the Governance Committee and make recommendations whether each director should stand for re-election when his or her term expires; (3) review annually with the Board the composition of the Board as a whole and recommend, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skill and expertise desired for the Board as a whole and contains at least the minimum number of "independent" directors required by NASDAQ and/or any other regulatory requirements; (4) identify individuals who satisfy the criteria for selection to the Board and make recommendations on new candidates for Board membership; (5) consider and evaluate shareholder nominees; (6) establish criteria for membership on the Board committees and, in consultation with the Chairman of the Board, make recommendations to the Board for appointments to and removal from committees; (7) make verbal reports to the Board after each meeting of the Governance Committee; (8) review and re-examine the Governance Committee Charter periodically and make recommendations to the Board with respect to any proposed changes; (9) review annually its own performance against the responsibilities outlined in its charter and as otherwise established by the Board; (10) obtain advice, reports or opinions from internal and external counsel, search firms and other expert advisors, as needed; (11) review, at least annually, the Insider Trading Compliance Policies and Procedures and related policies adopted by the Board to assure that it is appropriate for us and complies with the requirements of NASDAQ and/or any other regulatory requirements, recommend to the Board any desirable changes to the Code of Conduct and Ethics, consider any other corporate governance issues that arise from time to time and develop appropriate recommendations for the Board related to any such issues; (12) oversee and establish appropriate procedures for the annual evaluation of the Board and management; and (13) develop and recommend to the Board a set of Corporate Governance Guidelines applicable to us, review them annually, and if appropriate, recommend changes to the Corporate Governance Guidelines to the Board. The Governance Committee will consider director nominations made by shareholders, who should send nominations to our corporate secretary, Tracy L. Morris at our principal executive office. Shareholder nominations proposed for consideration by the Governance Committee must include the nominee’s name and qualifications for Board membership.  See "Shareholder Proposals for 2014 Annual Meeting" on page 34. The Governance Committee members are Messrs. Strup (Chairman), Ligon, Morgan and Wilson, each of whom is "independent" as defined by the NASDAQ Stock Market Listing Standards and are not "interested persons" as defined by the Investment Company Act of 1940.

The Governance Committee seeks to identify, and the Board of Directors selects, director candidates who (1) have significant experience that is relevant and beneficial to the Board of Directors and the Company; (2) are willing and able to make sufficient time commitments to our affairs in order to perform their duties as directors, including regular attendance at Board and committee meetings; (3) have a record of character and integrity; and (4) represent the interests of our shareholders.  The evaluation process for nominees is the same regardless of the source of the recommendation.

The duties and responsibilities of the Governance Committee are set forth in the Nominating/Corporate Governance Committee Charter, which the Board of Directors adopted on January 19, 2009. A copy of the Nominating/Corporate Governance Committee Charter is available on our website at www.capitalsouthwest.com/investor-relations/governace.htm or available by written request addressed to Tracy L. Morris, Secretary, Capital Southwest Corporation, 12900 Preston Road, Suite 700, Dallas, TX 75230.

Risk Oversight

The Board has an active role in overseeing management of the Company’s risk.  The Board regularly reviews information regarding the Company’s operational, financial, legal and regulatory, strategic and reputational risks which is usually conveyed to the Board by the senior management of the Company. Because overseeing risk is an ongoing process and inherent in the Company’s strategic decisions, the Board discusses risk throughout the year during its meetings in relation to specific proposed actions.  The Board delegates certain risk management oversight to the Board committees. While the Board oversees the Company’s overall risk management, management is responsible for the day-to-day risk management process.  Committees meet in executive session with key management personnel and representatives of outside advisors as needed.  The Board believes the division of responsibilities, as summarized below, is the most effect approach for addressing the risks facing the Company.

Board/Committee	Primary Areas of Risk Oversight
Full Board
Strategic, financial and executive risks and exposures associated with the annual operating plan and five year strategic plan; legal and regulatory exposures and other current matters that may present material risk to our operations, plans, prospects or reputations; material acquisitions and divestitures.

Audit Committee
Risks and exposures associated with accounting, auditing, reporting, financial practices (including the integrity of the Company’s financial statements), administration and financial controls and compliance with legal and regulatory requirements.

Compensation Committee	Risks and exposures associated with compensation, incentive compensation and equity-based compensation plans.

Nominating and Corporate Governance Committee	Risks and exposures related to the composition and organization of the Board.

Compensation Committee

The Compensation Committee (1) discharges the Board’s responsibilities to establish the compensation of our executives, recommending to the Board any proposed changes in the basic elements of our compensation programs and any proposed stock option grants; (2) makes an annual report on executive compensation for inclusion in our annual proxy statement; (3) reviews and discusses with management and recommends to the Board the Company’s Compensation Discussion and Analysis for inclusion in each year’s proxy statement; and (4) provides oversight for our compensation structure, including our equity compensation plans and benefits programs. Other specific duties and responsibilities of the Compensation Committee include reviewing and approving objectives relative to executive officers’ compensation; approving and amending our incentive compensation and stock option programs (subject to shareholder approval if required); and annually evaluating the Committee’s performance and its charter. The Compensation Committee members are Messrs. Wilson (Chairman), Ligon, Morgan and Strup. The Compensation Committee has determined that all of the committee members are "independent" as defined by the NASDAQ Stock Market Listing Standards and they are not "interested persons" as defined by the Investment Company Act of 1940. During the fiscal year ended March 31, 2013, the Compensation Committee met five times.

At least annually, the Compensation Committee (1) reviews the objectives and structure of the Company’s plans for executive compensation, incentive compensation, equity-based compensation and its general compensation plans and employee benefit plans (including retirement plans); (2) evaluates the performance of the chief executive officer in light of the objectives of the Company’s executive compensation plans, and determines his compensation level based on this evaluation; and (3) in conjunction with the Company’s chief executive officer, reviews and determines the compensation of all other executive and key employees, in light of the goals and objectives of the Company’s executive compensation plans. Periodically, as the Compensation Committee deems necessary or desirable, and pursuant to the applicable equity-based compensation plan, the Compensation Committee will recommend that the Board grant stock options to officers or employees of the Company for such number of shares of common stock as the Compensation Committee shall deem to be in the best interest of the Company.

The duties and responsibilities of the Compensation Committee are set forth in the Compensation Committee Charter, which the Board of Directors adopted on March 29, 2007. A copy of the Compensation Committee Charter is available via the Internet on our website at www.capitalsouthwest.com/investor-relations/governace.htm or available by written request addressed to Tracy L. Morris, Secretary, Capital Southwest Corporation, 12900 Preston Road, Suite 700, Dallas, TX 75230.

Officers

Name, Address* and Age	Position(s) Held with Company	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	No. of Portfolio Companies Overseen by Officers	Directorships Held by Officers
Interested Persons
Gary L. Martin Age 66	See PROPOSAL ONE: ELECTION OF DIRECTORS
Joseph B. Armes Age 51	See PROPOSAL ONE: ELECTION OF DIRECTORS
Tracy L. Morris Age 47	Chief Operating Officer; Chief Financial Officer; Treasurer; Secretary; Chief Compliance Officer; Controller	One year; Chief Operating Officer since 2012; Chief Financial Officer since 2008; Treasurer since 2008; Secretary and Chief Compliance Officer since 2009	Chief Operating Officer since 2012; Secretary and Chief Compliance Officer of the Company since 2009; Chief Financial Officer of the Company since 2008; Treasurer of the Company since 2008; Controller of the Company from 2007-2008	4	Balco, Inc.; CapStar Holdings, Inc.; Cinatra Clean Technologies, Inc.; Humac Company
Glenn M. Neblett Age 42	Chief Investment Officer; Senior Vice President; Vice President	One year; Chief Investment Officer and Senior Vice President since 2012; Vice President 2010-2012	Chief Investment Officer and Senior Vice President since 2012; Vice President of the Company 2010-2012; Director 2009-2010 and Senior Vice President 2007-2009 of Houlihan Lokey	5	Deepwater Corrosion Services, Inc.; Heelys, Inc. (NASDAQ: HLYS)-sold January 2013; KBI Biopharma, Inc.; TitanLiner, Inc., Trax Holdings, Inc.
William M. Ashbaugh Age 57	Senior Vice President; Vice President	One year; Senior Vice President since 2005; Vice President 2001 - 2005	Senior Vice President of the Company since 2005; Vice President of the Company from 2001 – 2005	6	Deepwater Corrosion Services, Inc.; iMemories, Inc.

Name, Address* and Age	Position(s) Held with Company	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	No. of Portfolio Companies Overseen by Officers	Directorships Held by Officers
Henry J. Gohlke Age 53	Vice President	One year; Vice President 2012	Vice President of the Company 2012; Principal of Sebesta Blomberg and Associates, Inc. 2011-2012; Vice President The RectorSeal Corporation 2004-2011.	1	Discovery Alliance, LLC
Matthew B. Golden Age 38	Vice President	One year; Vice President 2012	Vice President of the Company 2012; Partner of DalFort Capital LLC 2010-2012; Vice President of Hunt Investment Group, L.P. 2005-2010	2	Instawares Holdings Company LLC; The Whitmore Manufacturing Company
Ray D. Schwertner Age 64	Vice President	One year; Vice President since 2009	Vice President of the Company since 2009; CEO of The Whitmore Manufacturing Company 2007-2009	4	CapStar Holdings Corporation; Humac Company
C. Scott Shedd Age 43	Vice President	One year; Vice President 2012	Vice President of the Company 2012; Managing Director of BlackLand Group, LLC 2009-2012; Independent Consultant 2008; Vice President of Jefferies & Company 2003-2008	0
*The business address of each officer is 12900 Preston Road, Suite 700, Dallas, Texas 75230.  Age is as of May 1, 2013.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis, or CD&A, provides information relating to the fiscal year 2013 compensation of our President, Chief Financial Officer (“CFO”) and three other most highly compensated executive officers during the year ended March 31, 2013. The five individuals are referred to in this CD&A as the Named Executive Officers ("NEOs").

The Compensation Committee (the “Committee”) has the primary authority to establish compensation for the NEOs and other key employees and administers all executive compensation arrangements and policies.  Gary L. Martin, our President, assists the Committee by providing recommendations regarding the compensation of the NEOs and other key employees, excluding himself.  The Committee exercises it discretion by modifying or accepting these recommendations.  The President routinely attends a portion of the Committee meetings.  However, the Committee often meets in executive session without the President or other members of management when discussing compensation matters and on other occasions as determined by the Committee.

The Compensation Committee considers the competitive market practices with respect to the salaries and total direct compensation of the NEOs.  Management prepares a compensation analysis of seven internally managed publically-traded business development companies (“BDC” or “BDC Peer Group”) that includes Mainstreet Capital (MAIN), Harris & Harris (TINY), Triangle Capital Corporation (TCAP), Hercules Tech GC (HTGC), Kohlberg Capital Corporation (KCAP), MCG Capital (MCGC) and Medallion Capital (TAXI) for the Committee’s use.  Items taken into account include, but are not limited to, base salary compensation, bonus compensation, stock option awards, restricted stock awards, and all other compensation.  In all categories, we believe our base salaries, cash bonus awards, phantom option awards, stock option awards, restricted stock awards, and other compensation are sufficient to help us attract, retain and motivate competent executive officers.

Compensation Objectives

The objectives of our compensation programs are to attract, retain and motivate competent executive officers who have the experience and ability to contribute to the success of our investment management activities. The individual judgments made by the Compensation Committee are subjective and, except with respect to our President's compensation, which our committee sets, are based largely on the recommendations of the President and the Committee’s perception of each executive’s contribution to both the Company’s past performance and its long-term growth potential. The Committee attempts to ensure that the total compensation paid to each executive officer is fair, reasonable, competitive and motivational.

The principal elements of compensation for executive officers are base salary, cash bonus awards, phantom stock awards, stock options granted under the stock option plan, restricted stock granted under the stock incentive plan, contributions to the Employee Stock Ownership Plan ("ESOP") and funding of a defined benefit retirement plan.

The principal elements of compensation for non-executive employees are base salary and discretionary bonus awards. Total non-executive employee compensation was $818,717 or 10.9% of total compensation for the year ended March 31, 2013. Non-executive employee bonuses represented 28.1% of the non-executive employee compensation, with the highest bonus amounts paid to one non-executive employee in the amount of $72,292. This individual contributed greatly to the Company’s performance and a significant portfolio company add-on acquisition during the year.

Determination of Compensation

Roles and Responsibilities - Compensation Committee

The Compensation Committee (the "Committee") determines the compensation for our President, and based upon the recommendation of our President, the Committee determines the compensation for each of the other NEOs. The Committee’s responsibilities include:

•	To review at least annually, the goals and objectives and the structure of the Company's plans for executive compensation, incentive compensation, equity-based compensation and general compensation plans and employee benefit plans (including retirement plans), and to recommend to the Board any new plans or any changes in the objectives and structure of such plans as the Committee deems necessary or desirable.

•	To evaluate, annually the performance of the President and to determine his compensation level based on this evaluation. In determining the incentive components of his compensation, the Committee considers those factors it deems relevant, including the Company's performance and his contribution to that performance. The President is not present during voting or deliberations pertaining to the Committee's determination of his compensation.

•	To annually review and determine the compensation level of all other executive officers of the Company, in light of the goals and objectives of our executive compensation plans and the President’s recommendations.

•	In consultation with the President, to oversee the annual evaluation of management of the Company, including the other executive officers and key employees of the Company. The Committee strongly considers the President’s recommendations regarding the compensation of management, including the other executive officers and key employees.

•	Periodically, as the Committee deems necessary or desirable and pursuant to the applicable equity-based compensation plan, to grant equity-based compensation awards to any officer or employee of the Company for such number of shares of common stock as the Committee, in its sole discretion, shall deem to be in the best interest of the Company.

•	To perform such duties and responsibilities as the Board may assign to the Committee regarding the terms of any compensation plans and to review and approve the amount and terms of all individual stock options that the Committee grants.

•	To grant all equity-based compensation as permitted under current plans, including prior approval of those plans that are subject to shareholder approval under the listing standards of NASDAQ.

The Committee met five times in fiscal 2013. The committee met outside of the presence of management to discuss compensation decisions and matters relating to the design of compensation programs three times during fiscal 2013.

Roles and Responsibilities - Executive Officers

Gary L. Martin, our President, makes recommendations on salary, cash bonuses, phantom stock options, stock options, and restricted stock to the Committee based on the compensation objectives set by the Committee as well as current business conditions. More specifically, Mr. Martin reviews and assesses competitive market data from the aforementioned BDC Peer Group and recommends salary adjustments to the Committee for all officers and key employees. The BDC Peer Group data was considered when fully evaluating the responsibilities and accountabilities of the NEOs to salaries or base compensation, bonus compensation, phantom stock option awards, stock option awards, restricted stock awards and other compensation recommendations. Each is considered for the review, discussion and approval of the Committee.

The Committee then exercised its discretion in modifying any recommended salaries, cash bonuses, stock options or restricted stock. The Committee approves, for submission to the Board, recommendations regarding stock based awards for all of our officers and certain key employees. Mr. Martin may attend the meetings of the Committee at the request of the Committee Chairman, but does not attend executive sessions and does not participate in any Committee discussions relating to the final determination of his own compensation.

Executive Compensation Components

For our fiscal year ended March 31, 2013, the components of our compensation program for NEOs include:

•	salaries;
•	cash bonuses;
•	long-term compensation pursuant to our 2009 Stock Incentive Plan, our 2010 Restricted Stock Award Plan and our Capital Southwest Corporation Phantom Stock Option Plan; and
•	other benefits

Salaries

Salaries were determined by the Committee in July 2012 for each of the executive officers on an individual basis, taking into consideration individual contributions to overall company performance, length of tenure, compensation levels for comparable positions and internal equities among similar positions within the Company. We place more emphasis on those compensation elements which are linked to long-term results. In July 2012, the Committee set the base salary of our President, Gary L. Martin, at $500,000 per annum and our CFO, Tracy L. Morris, at $240,000 per annum. Salaries of other NEOs are shown in the Summary Compensation Table. The salaries of our other NEOs are deemed appropriate in relation to the salary levels for comparable positions reported in the aforementioned BDC Peer Group analysis.

Cash Bonuses

Annual cash bonuses are intended to reward individual performance as well as operating results during the year and therefore can be highly variable from year to year.  Bonus opportunities for the NEOs are determined by the Committee based on achieving predetermined Company growth measures, each individual’s contribution to achieving overall Company growth over both long-term and short-term time horizons, as well as each individual’s performance based on the achievement of predetermined goals set for the year. Annual bonus amounts are accrued for the twelve months ended March 31, 2013.  Year-end bonuses were paid to NEOs in April 2013 and totaled $2,041,459, of which $670,833 was bonused directly to Gary L. Martin, our President, and $250,000 was bonused directly to Tracy L. Morris, our CFO.  Bonuses paid to other NEOs are shown in the Summary Compensation Table. The bonuses paid to other NEOs are deemed appropriate in relation to their performance and the data on comparable positions reported in the aforementioned BDC Peer Group.

Long-Term Incentive Awards

Our Board and shareholders have approved our 2009 Stock Incentive Plan and our 2010 Restricted Stock Award Plan. Those plans in addition to our Phantom Stock Option Plan provide compensation to certain key employees, including the NEOs. The Company uses stock-based awards as long-term incentive compensation to (1) incentive compensation commensurate with the creation of shareholder value; (2) opportunities for increased stock ownership by executives; and (3) competitive levels of total compensation over a long term.

Stock Option Plan

The Committee may grant equity options to purchase our common stock (including incentive stock options and nonqualified stock options). Options are granted with an exercise price at the NASDAQ Stock Market’s closing price of the Company’s stock on the date of grant and thus will have no ultimate value unless the value of the stock appreciates. The Company has never granted options with an exercise price that is less than the closing price of our common stock on the grant date, nor has it granted options which are priced on a date other than the grant date. The Committee believes stock options provide a significant incentive for the option holders to enhance the value of our common stock by continually improving the Company’s performance and investment results.

Options granted are generally exercisable on or after the first anniversary of the date of grant in 5 to 10 annual installments and have a term of 10 years. Upon termination or retirement, option holders have 30 days to exercise vested options to purchase shares except in the case of death or disability (subject to a 6-month limitation). Prior to the exercise of options, holders have no rights as shareholders with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. The Board does retain the right to make option holders whole in certain situations, e.g. liquidating dividend or distributions.

From time to time, the Committee has recommended and the Board of Directors has granted qualified and non-qualified stock options to executive officers and investment associates whereby the number of options awarded to its executive officers and investment associates is at the sole discretion of the Committee and the Board, and is not based on set criteria.  No stock options were granted in fiscal 2013.

Phantom Stock Option Plan

On January 16, 2012, our Board of Directors approved the issuance of phantom stock options to its executive officers and certain key employees pursuant to the Capital Southwest Corporation Phantom Stock Option Plan. Under the Plan, awards vest on the fifth anniversary of the award date. Phantom stock options are granted with an exercise price at the Company’s most recent quarterly net asset value per share and thus will have no ultimate value unless the net asset value of the Company increases. Upon exercise of the phantom stock option, a cash payment in an amount for each phantom share equal to the estimated net asset value per share minus the phantom option exercise price will be distributed to plan participants. The Board does retain the right to make option holders whole in certain situations, e.g. liquidating dividend or distributions. On January 21, 2013, the Board awarded 4,050 shares of phantom stock options with a total carrying value of $642,533 to three new officers. There were no phantom stock option awards granted to our NEOs during fiscal 2013.

Restricted Stock Plan

The Company received exemptive relief from the SEC that permits the Company to grant restricted stock in exchange for or in recognition of services by its executive officers and certain key employees. Pursuant the 2010 Restricted Stock Award Plan, the Committee may award shares of restricted stock to plan participants in such amounts and on such terms as the Committee determines in its sole discretion, provided that such awards are consistent with the conditions set forth in the SEC’s exemptive order. Each restricted stock grant will be for a fixed number of shares as set forth in an award agreement between the grantee and the Company. Award agreements will set forth time and/or performance vesting schedules and other appropriate terms and/or restrictions with respect to awards, including rights to dividends and voting rights. On January 21, 2013, the Board awarded 2,000 shares of restricted stock with a total fair market value of $208,680 or $104.34 per share, which will vest over a five year time frame in equal increments to three new officers. There were no restricted stock awards granted to our NEOs during fiscal 2013.

Other Compensation

Employee Stock Ownership Plan

We maintain an Employee Stock Ownership Plan for our employees as part of the ESOP of one of our wholly-owned portfolio companies in which our NEOs participate. Employees, who have completed one year of credited service, as defined in the plan, are eligible to participate in the ESOP. Contributions to the ESOP are discretionary, within limits established by the Internal Revenue Code. Funds contributed to the trust established under the ESOP are applied by the trustees to the purchase, in the open market at prevailing market prices, of our common stock. A participant’s interest in contributions to the ESOP fully vests after three years of credited service, and such vested interest is distributed to a participant at retirement, death or total disability, or after a one year break in service resulting from termination of employment for any other reason. Thus, the ESOP rewards long-term employees, aligning their interests with those of our long-term shareholders. See note (3) to the table under "Stock Ownership of Certain Beneficial Owners" for amounts contributed to the ESOP accounts of each executive officer.

Historically, the ESOP has provided a significant equity incentive to which the Committee would authorize a contribution equivalent to 10% of each participating employee’s covered compensation for the fiscal year, subject to limits imposed by Internal Revenue Code Section 410(b) coverage testing requirements.  For no less than the last 10 years, the ESOP contribution has been set at 10%, which the Board and Committee have determined to be appropriate to motivate and retain employees. In order to meet the IRS diversification testing rules, we calculate our contributions as part of each of our wholly-owned portfolio companies ESOP percentages and we match our contribution percentage to the highest wholly-owned portfolio company’s percentage. To the extent their percentages fall below our 10% contribution amount, our employees are granted an ESOP contribution at the wholly-owned portfolio company level, and a cash payment for the difference. Based on earnings results for each of the wholly-owned portfolio companies in which our NEOs participate, a 10% ESOP contribution was made for the year ended March 31, 2013. The amount of such contribution was $205,051.

From time to time, the Committee will authorize an additional cash amount paid to participating employees equivalent to 10% of each participating employee’s covered compensation for the fiscal year, subject to limits imposed by Internal Revenue Code Section 410(b) coverage testing requirements. Because a 10% ESOP contribution was made, no cash amount in lieu of an ESOP contribution was paid for the fiscal year ended March 31, 2013.

Retirement Plans

We maintain a qualified defined benefit, non-contributory retirement plan for our employees and employees of certain of our wholly-owned portfolio companies ("Participants"). All officers now participate in this retirement plan. We also maintain a Restoration Plan that provides benefits to the Participants in the qualified plan as are necessary to fulfill the intent of our retirement plan without regard to the limitations imposed by the Internal Revenue Code of 1986. The Restoration Plan is unfunded and non-qualified.

The retirement benefits payable to our NEOs depend on the Participant’s years of service under our plan and their final average monthly compensation determined by averaging the five consecutive years of highest compensation prior to retirement. For pension calculation purposes, earnings include salaries and cash bonuses (excluding all other compensation) reported in the Summary Compensation Table. The change in present value of the accumulated benefits was $1,006,432 for our President, Gary L. Martin, and $63,604 for our COO/CFO, Tracy L. Morris. For a more detailed explanation of our pension plans, and the present value of the accumulated benefits of our named executive officers, see "Pension Benefits" table on page 29.

We and the Committee believe that the retirement plans described above are important parts of our compensation program. These plans assist us in retaining our executive officers because their retirement benefits increase for each year of employment.

Accounting for Stock-Based Compensation

Generally, the Committee is made aware of the tax and accounting treatments of various compensation alternatives. ASC 718, Compensation – Stock Compensation ("ASC 718") requires us to record the fair value of equity awards on the date of grant as a component of equity. We account for stock option grants in accordance with the provisions of ASC 718, which requires that we determine the fair value of all share-based payment to employees, including the fair value of grants of employee stock options, and record these amounts as an expense in the Statement of Operations over the vesting period with a corresponding increase to our additional paid-in capital. The increase to our operating expense is offset by the increase to our additional paid-in capital, resulting in no impact to our net asset value. Thus, the granting of options is expected to have no net impact on our net asset value. If and when the options are exercised, the net asset value per share will decrease if the net asset value at the time of exercise is higher than the exercise price, and increase if the net asset value per share at the time of exercise is lower than the exercise price. As a result, although we consider the accounting treatment of granting options, we do not consider the accounting treatment to be a dominant factor in the form and/or design of awards.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally disallows a deduction to public companies to the extent of excess annual compensation over $1 million paid to certain executive officers, except for qualified performance-based compensation. Our general policy, where consistent with business objectives, is to preserve the deductibility of executive officer compensation.  The Committee may authorize forms of compensation that might not be deductible if the Committee deems such to be in the best interests of Capital Southwest Corporation and its shareholders.  Compensation for Gary L. Martin, our Chairman and President exceeded $1 million for the fiscal year ended March 31, 2013.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company’s Board of Directors has reviewed and discussed with management the above Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K.  Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A and, by reference, its annual report on Form 10-K.

The foregoing report is provided by the following directors who constitute the Compensation Committee.

Compensation Committee
John H. Wilson, Chairman
Samuel B. Ligon
T. Duane Morgan
Richard F. Strup

Compensation Committee Interlocks and Insider Participation

None of our executive officers served as a member of the Compensation Committee of our Board of Directors or as a member of the compensation committee or as a director of any other entity, one of whose executive officers served as a member of our Compensation Committee or as one of our directors.

Certain Relationships and Related Party Transactions

Our President is responsible for reviewing and approving all material transactions with any related party. If there is a related party transaction involving our President, the entire Board will review and approve the transaction. Related parties include any of our directors or executive officers, certain of our shareholders and their immediate family members.

To identify related party transactions, each year, in addition to the ongoing reporting obligations of our related parties, we submit and require our directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest.  We review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes with the interests of the Company as a whole. Our Code of Conduct and Ethics, which is signed by all employees and directors on an annual basis, requires all directors, officers and employees who have a conflict of interest to immediately notify our President or Secretary. If there were any actions or relationships that might give rise to a conflict of interest, such actions or relationships would be reviewed and pre-approved by the Board of Directors.

We expect our directors, officers and employees to act and make decisions that are in our best interests and encourage them to avoid situations which present a conflict between our interests and their own personal interests. Our directors, officers and employees are prohibited from taking any action that may make it difficult for them to perform their duties, responsibilities and services to the Company in an objective and fair manner. A copy of our Code of Conduct and Ethics will be mailed to shareholders without charge upon request to Tracy L. Morris at 12900 Preston Road, Suite 700, Dallas, TX 75230. Additionally, a copy is available via the Internet at our website (www.capitalsouthwest.com/investor-relations/governace.htm).

There were no related party transactions for the fiscal year ended March 31, 2013.

The tables on the following pages provide information about compensation for our senior executive team, which includes the required disclosures about our NEOs.

SUMMARY COMPENSATION TABLE

The following table includes information concerning compensation for the three-year period ended March 31, 2013:
Name	Fiscal Year	Salary	Bonus	Option Awards (1)(2)		Restricted Stock Awards (1)		Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)		All Other Compen- sation (4)		Total

Gary L. Martin	2013	$496,498	$670,833	$	−	$	−	$1,006,432		$66,180		$2,239,943
President and	2012	441,250	568,750		1,028,650		167,200	759,788		24,500		2,990,138
Chairman	2011	405,000	567,291		−		−	483,507		24,500		1,480,298

Tracy L. Morris	2013	$229,200	$250,000	$	−	$	−	$63,604		$45,590		$588,394
Chief Operating	2012	176,250	137,500		532,720		83,600	14,240		24,500		968,810
Officer, Chief Financial Officer, Secretary, Treasurer, and Chief Compliance Officer	2011	161,250	106,875		−		−	12,053		24,500		304,678

Glenn M. Neblett	2013	$232,500	$250,000	$	−	$	−	$35,607		$45,590		$563,697
Chief Investment	2012	207,500	138,750		367,375		83,600	22,345		24,500		844,070
Officer and Senior Vice President	2011	177,308	79,861		285,780		−	N/	A	N/	A	542,949

William M.	2013	$304,075	$222,500	$	−	$	−	$201,246		$50,738		$778,559
Ashbaugh	2012	284,375	86,979		440,850		104,500	130,597		24,500		1,071,801
Senior Vice President	2011	271,250	151,458		−		−	59,108		24,500		506,316

Ray D.	2013	$208,450	$196,630	$	−	$	−	$305,514		$45,590		$756,184
Schwertner	2012	187,500	137,917		367,375		83,600	216,149		24,500		1,017,041
Vice President	2011	176,250	107,500		−		−	108,333		24,500		416,583

(1)	These amounts represent the grant date fair value of stock awards in accordance with FASB ASC Topic 718 – "Compensation-Stock Compensation" ("ASC 718") based on the closing price of our common stock on the grant date. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The amounts do not correspond to the actual value that will be recognized by our NEOs upon vesting dates of such grants. See Note 6 of the consolidated financial statements in the Company’s Annual Report for the year ended March 31, 2013 regarding assumptions underlying valuation of equity awards.
(2)	Pursuant to SEC rules, these amounts include stock options and phantom options awarded to NEOs.
(3)	Amounts shown reflect the aggregate change during the year in actuarial present value of accumulated benefit under all pension plans (including restoration plan). See Note 8 of the consolidated financial statements in the Company’s Annual Report for the year ended March 31, 2013 regarding assumptions used in determining the amounts.
(4)	Includes dividends paid on restricted stock and amounts contributed to the ESOP accounts of each executive officer. See “Other Compensation Table” on following page regarding breakout of dividends and ESOP contributions by each NEO.

OTHER COMPENSATION TABLE

Name	Fiscal Year	Cash Dividends Paid on Restricted Stock	ESOP Contribution	Total Other Compensation
Gary L. Martin	2013	$41,180	$25,000	$66,180
	2012	−	24,500	24,500
	2011	−	24,500	24,500

Tracy L. Morris	2013	$20,590	$25,000	$45,590
	2012	−	24,500	24,500
	2011	−	24,500	24,500

Glenn M. Neblett	2013	$20,590	$25,000	$45,590
	2012	−	24,500	24,500
	2011	−	N/A	N/A

William M. Ashbaugh	2013	$25,738	$25,000	$50,738
	2012	−	24,500	24,500
	2011	−	24,500	24,500

Ray D. Schwertner	2013	$20,590	$25,000	$45,590
	2012	−	24,500	24,500
	2011	−	24,500	24,500

GRANTS OF PLAN-BASED AWARDS

Stock Options Granted During the Year

There were no stock options granted to our NEOs during the fiscal year ended March 31, 2013.

Phantom Stock Options Granted During the Year

There were no phantom stock options awards granted to our NEOs during the fiscal year ended March 31, 2013.

Restricted Stock Granted During the Year

There were no restricted stock awards granted to our NEOs during the fiscal year ended March 31, 2013.

2013 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information with respect to the outstanding stock options held by each of the NEOs as of March 31, 2013.

	Option Awards
Name	No. of Securities Underlying Unexercised Options (#) Exercisable	No. of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date
Gary L. Martin	25,000	−	$152.98	7/16/2017
	14,000	3,500	129.46	7/30/2018
	−	7,500	76.74	10/19/2019
	6,000	4,000	95.79	3/22/2020
Tracy L. Morris	4,000	1,000	$118.70	7/21/2018
	−	2,000	76.74	10/19/2019
	780	4,000	96.92	7/18/2021
Glenn M. Neblett	1,597	6,000	$88.50	7/19/2020
William M. Ashbaugh	3,000	6,000	$93.49	5/15/2016
	4,000	1,000	118.70	7/21/2018
	−	2,000	76.74	10/19/2019
	3,000	2,000	95.79	3/22/2020
Ray D. Schwertner	1,850	2,000	$95.79	3/22/2020

The following table sets forth certain information with respect to the non-vested phantom stock options held by each of the NEOs as of March 31, 2013.

Name	Phantom Options (#) Unexercisable	Option Exercise Price (1)	Option Exercise Date
Gary L. Martin	7,000	$129.36	1/16/2017
Tracy L. Morris	2,500	$129.36	1/16/2017
Glenn M. Neblett	2,500	$129.36	1/16/2017
William M. Ashbaugh	3,000	$129.36	1/16/2017
Ray D. Schwertner	2,500	$129.36	1/16/2017
(1)	Original phantom option price of $146.95 per share has been adjusted for the distribution of realized gains of $17.59 per share; pursuant to the Company’s Phantom Stock Option Agreement.

The following table sets forth certain information with respect to the non-vested restricted stock held by each of the NEOs as of March 31, 2013.

Name	Shares Not Yet Vested (#)	Market Value of Shares Not Yet Vested $115.00/per share ($)(1)
Gary L. Martin	1,600	$184,000
Tracy L. Morris	800	92,000
Glenn M. Neblett	800	92,000
William M. Ashbaugh	1,000	115,000
Ray D. Schwertner	800	92,000
(1)	Computed by multiplying the number of unvested shares of restricted stock by $115.00, the closing market price of the Company’s common stock on March 28, 2013, the end of the last business day of our fiscal year.

OPTION EXERCISES AND STOCK VESTED

Option Exercises and Stock Vested

The following table sets forth certain information with respect to the options exercised by the NEOs during the fiscal year ended March 31, 2013.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise (1)
Gary L. Martin	11,250	$362,138
Tracy L. Morris	3,220	103,559
Glenn M. Neblett	2,403	44,982
William M. Ashbaugh	9,000	193,230
Ray D. Schwertner	1,150	21,022

(1)	The value realized on exercise was the number of shares exercised times the difference between our closing stock price on the exercise date and the exercise price of the options.

The following table sets forth certain information with respect to the vested restricted stock by the NEOs during the fiscal year ended March 31, 2013.

	Restricted Stock Awards
Name	Number of Shares Vested	Value Realized Upon vesting (1)
Gary L. Martin	400	$42,308
Tracy L. Morris	200	21,154
Glenn M. Neblett	200	21,154
William M. Ashbaugh	250	26,443
Ray D. Schwertner	200	21,154

(1)	Computed by multiplying the number of vested shares of restricted stock by $105.77, the closing market price of the Company’s common stock on January 16, 2013.

PENSION BENEFITS

The following table sets forth information about the pension benefits attributable to the NEOs as of March 31, 2013, and any pension benefit payments to them during the year ended March 31, 2013.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit as of 3/31/13 ($)	Payments During Last Fiscal Year ($)
Gary L. Martin	Retirement Plan	40.333	1,813,735	−
	Restoration Plan	40.333	2,487,240	−
Tracy L. Morris	Retirement Plan	5.500	96,012	−
	Restoration Plan	5.500	13,510	−
Glenn M. Neblett	Retirement Plan	2.833	45,533	−
	Restoration Plan	2.833	12,419	−
William M. Ashbaugh	Retirement Plan	11.583	403,534	−
	Restoration Plan	11.583	215,059	−
Ray D. Schwertner	Retirement Plan	22.500	946,758	−
	Restoration Plan	22.500	86,080	−

The retirement plan for employees of our company and our affiliates is a non-contributory defined benefit pension plan providing annual retirement benefits to eligible employees. It is assumed that retirement occurs at age 65 and that benefits are payable only during the employee’s lifetime. The amount of the monthly retirement benefit payable beginning at age 65 is equal to 1.2% of final average monthly compensation in the five successive calendar years out of the last ten completed calendar years that gives the highest average multiplied by years of credited service (not in excess of 40 years), plus 0.65% of that portion of the final average monthly compensation which exceeds social security benefits in effect on the date of retirement times credited service (not in excess of 40 years).

Benefits provided under the retirement plan are based on compensation up to a maximum annual limit under the Internal Revenue Code (which was $250,000 in calendar year 2012). In addition, benefits provided under the retirement plan may not exceed a benefit annual limit under the Internal Revenue Code (which was $200,000 payable as a single life annuity beginning at normal retirement age in calendar year 2012). Benefits under the restoration plan provide the difference when the benefit is computed without plan limitations.

The assumptions used to develop the actuarial present value of the accumulated benefit obligation to each NEO was determined in accordance with ACS 715, "Compensation-Retirement Benefits," as of the pension plan measurement date utilized in our audited financial statements for the year ended March 31, 2013.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

Mr. Gary L. Martin, Ms. Tracy L. Morris, Mr. Glenn M. Neblett and Mr. Ray D. Schwertner have not entered into severance or change in control arrangements with us.

We have, however, entered into a Severance Pay Agreement with Mr. William M. Ashbaugh. The agreement provides severance benefits for an officer whose employment is involuntarily terminated without cause or who resigns following a salary reduction or a significant reduction in job responsibilities subsequent to a "change in control" of the Company. A change in control is deemed to occur if (1) the Company becomes a subsidiary of another corporation or is merged or consolidated with or into another corporation, or substantially all of its assets are sold to or acquired by another person, corporation or group of associated persons acting in concert; (2) the Company becomes a subsidiary of another corporation or is merged or consolidated with or into another corporation, or substantially all of the assets or more than 50% of the outstanding voting stock of the Company are sold to or acquired by another person, corporation or group of associated persons acting in concert; (3) a person who has not owned 10% or more of the common stock for 10 years acquires 25% or more of the outstanding common stock; or (4) there is a change of a majority of the directors of the Company and such new directors have not been approved by the incumbent directors.

The Severance Pay Agreement provides, subject to the limitations set forth below, that an officer would be entitled to an amount equal to the sum of his annual base salary plus, if such officer has completed more than five years of service, an additional amount equal to his monthly base salary for each year of completed service in excess of five years. Such officers could receive a lump-sum payment in an amount not exceeding the lesser of (1) two times his annual compensation; or (2) 24 times his monthly base salary at the date of termination.

SEVERANCE AND CHANGE IN CONTROL COMPENSATION TABLE

The following table quantifies compensation that would be payable under severance and change in control agreements and other arrangements if the named executive’s employment had been terminated on March 31, 2013, based on our closing stock price on that date, where applicable. Due to the factors that affect the amount of any benefits provided upon the events discussed below, actual amounts paid or distributed may be different.

Name	Salary (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	Value of Unvested Option Awards (2)	Total
William M. Ashbaugh	$450,000	$201,246	$1,265,000	$1,916,246
(1)	Amount equal to annual base salary plus an additional amount equal to the monthly base salary multiplied by the number of whole 12-month periods of service in excess of five years completed during his total period of service, whether or not continuous, with us as of the change in control. As of March 31, 2013, Mr. Ashbaugh was employed by us for 11 years.
(2)	The value of the unvested option awards is based on our March 31, 2013 closing stock price of $115.00 per share.

DIRECTOR COMPENSATION FOR THE FISCAL YEAR ENDED MARCH 31, 2013

The following table sets forth the compensation paid by us to our directors for the fiscal year ended March 31, 2013. During the fiscal year ended March 31, 2013, we did not grant any stock option awards or pay or accrue any pension or retirement benefits for our non-employee directors.

Name	Fees Earned or Paid in Cash	Total
Samuel B. Ligon	$52,000	$52,000
T. Duane Morgan	52,000	52,000
Richard F. Strup	52,000	52,000
John H. Wilson	52,000	52,000

In addition to reimbursement of travel expenses for attendance at board meetings, a director who is not our employee receives an annual fee of $32,000 for service as a director. In addition, non-employee directors receive $5,000 for each board meeting attended (excluding telephone meetings), limited to a total of $20,000 per year, and receive no fees for attending committee meetings. We pay no fees for telephone meetings of the Board or its committees.  For fiscal years ending after March 31, 2013, this compensation structure places a maximum of $52,000 on fees payable to each non-employee director.

ADDITIONAL COMPENSATION INFORMATION

The following table sets forth additional compensation information for the fiscal year ended March 31, 2013 for each of the five highest-paid executive officers whose compensation exceeded $60,000 and for all other directors (Samuel B. Ligon, T. Duane Morgan, Richard F. Strup and John H. Wilson), who are not our employees.

Name and Principal Position	Aggregate Compensation		Pension or Retirement Benefits Accrued as Part of Expenses	Estimated Annual Retirement
Gary L. Martin (5)	$2,239,943	(1)	(3)	(4)
President and Chairman
Tracy L. Morris	588,394	(1)	(3)	(4)
Chief Operating Officer, Chief Financial Officer, Chief Compliance Officer, Secretary and Treasurer
Glenn M. Neblett	563,697	(1)	(3)	(4)
Chief Investment Officer, Senior Vice President
William M. Ashbaugh	778,559	(1)	(3)	(4)
Senior Vice President
Ray D. Schwertner	756,184	(1)	(3)	(4)
Vice President
Samuel B. Ligon	52,000	(1)	None	None
Director
T. Duane Morgan	52,000	(1)	None	None
Director
Richard F. Strup	52,000	(1)	None	None
Director
John H. Wilson	52,000	(1)	None	None
Director

(1)	See "Outstanding Equity Awards at Fiscal Year End" and "Option Exercises and Stock Vested" for information regarding stock options exercised during or held at the end of the fiscal year ended March 31, 2013. See "Retirement Plans" for information on our Retirement Plan and Retirement Restoration Plan. See "Employee Stock Ownership Plan" for a description of our ESOP and "Summary Compensation Table" for amounts accrued and contributed to each officer’s ESOP account.

(2)	Directors who are not our employees are compensated as described under "Director Compensation for the Fiscal Year Ended March 31, 2013" and are not participants in our retirement plan, stock option plan or ESOP.

(3)	As described in Note 8 to our Consolidated Financial Statements in the Company's annual report for the fiscal year ended March 31, 2013, our retirement plan was overfunded and therefore generated a benefit for the fiscal year ended March 31, 2013. After deducting the expense of the unfunded retirement restoration plan, our net benefit attributable to both plans was $34,357 for the fiscal year ended March 31, 2013. Our net benefit is not allocated to individual plan participants.

(4)	Individual retirement benefits are based on formulas relating benefits to average final compensation and years of credited service. See "Pension Benefits" which includes a description of the retirement benefits.

(5)	Beginning July 1, 2013 Mr. Martin will serve as Executive Chairman of the Board. From July 1, 2013 through December 31, 2013 Mr. Martin will receive $213,000, paid as salary compensation. Effective January 1, 2014, Mr. Martin will become the Non-executive Chairman of the Board and will receive our customary non-employee annual fee of $32,000 and $5,000 for each board meeting attended (excluding telephone meetings), as well as, an additional annual fee of $60,000 for his role as Chairman of the Board. Mr. Martin’s total annual compensation will be $112,000.

On May 17, 2013 the Company announced that our Board had named Joseph B. Armes to succeed Mr. Martin as President and Chief Executive Officer and appointed Mr. Armes a Director of the Company, effective June 17, 2013 to serve until our Annual Meeting. Mr. Armes will receive cash compensation for FYE 2014 comprised of base pay at the annual rate of $430,000 and may earn an annual cash bonus of up to 150% based upon achievement of specified goals. In addition, he will also receive i) options to acquire 7,500 shares of common stock pursuant to our 2009 Stock Option Plan, the options vest equally over five years from the grant date; ii) 1,250 common shares underlying a restricted stock award that vests equally over five year from the grant date; iii) 6,000 shares of phantom stock options that will vest over five years from the grant date. These options and restricted stock awards will be awarded during the July 15, 2013 Compensation Committee Meeting, and the exercise and strike prices will be determined at that date.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

The Audit Committee, in accordance with its charter, has appointed the firm of Grant Thornton LLP as the independent registered accounting firm to audit our financial statements for the fiscal year ending March 31, 2014.  We are asking the shareholders to ratify the appointment of Grant Thornton LLP as our independent registered accounting firm for the fiscal year ending March 31, 2014.  In order to ratify the appointment of Grant Thornton LLP as our independent registered accounting firm for the year ending March 31, 2014, the proposal must receive the favorable vote of a majority of the shares represented in person or by proxy at the annual meeting.  If shareholders fail to ratify the appointment, the Audit Committee may, but is not required to, reconsider the appointment.

A representative of Grant Thornton LLP will be present at the annual meeting to make a statement regarding our financial statements for the fiscal year ended March 31, 2013 and to respond to appropriate questions you may have.

Audit and Other Fees

The following table sets forth fees for services rendered by Grant Thornton LLP for the fiscal years ended March 31, 2013 and March 31, 2012.

Service	2013	2012
Audit Fees (1)	$144,500	$142,550
Tax Fees (2)	28,111	27,919
All Other Fees	−	−
Total Fees	$172,611	$170,469

(1)	Represents fees paid for professional services provided in connection with the audit of our annual financial statements, internal controls and review of our quarterly financial statements, advice on accounting matters that arose during the audit and audit services provided in connection with our statutory and regulatory filings.
(2)	Represents fees for services provided in connection with tax compliance, tax advice and tax planning.
The Audit Committee has determined that the provision of non-audit services by Grant Thornton LLP is compatible with maintaining Grant Thornton’s independence. At its regularly scheduled and special meetings, the Audit Committee considers and pre-approves any audit and non-audit services to be performed by our independent accountants, Grant Thornton LLP. In accordance with its charter, the Audit Committee approves in advance all audit and tax services to be provided by Grant Thornton LLP. During the fiscal year 2013, all services were pre-approved by the Audit Committee in accordance with this policy.

Board Recommendation

The Board recommends that you vote "FOR" the ratification of the appointment of Grant Thornton LLP as our independent registered accounting for fiscal 2014.

PROPOSAL THREE: ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

We are asking our shareholders to provide advisory approval of the compensation of our NEOs, as we described in the "Executive Compensation – Compensation Discussion and Analysis" (CD&A) section of this proxy statement. While this vote is advisory and non-binding, it will provide information to the Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for fiscal 2014 and beyond. Based upon the shareholder vote received at our 2012 annual meeting, we will be requesting our shareholders to vote annually (on a non-binding basis) on executive compensation.

The Compensation Committee strives to attract, retain and motivate exceptional executives, to reward past performance and provide incentives for future performance and to align executive’s long-term interests with the interests of our shareholders. To achieve these objectives, the Compensation Committee expects to implement and maintain compensation plans that tie a substantial portion of executive’s overall compensation to key strategic financial and operational goals such as maintaining and growing our portfolio. It is always the intention of the Compensation Committee that our executive officers be compensated competitively and consistent with our strategy, sound corporate governance principles and shareholder interests and concerns.

The Board recommends that shareholders approve the program by approving the following advisory resolution:

"RESOLVED, that the shareholders of Capital Southwest Corporation approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the proxy statement relating to the 2013 fiscal year pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis section, the compensation tables and the accompanying footnotes and narratives within the Executive Compensation section of the proxy statement)."

Vote Required

The approval of this advisory resolution requires the affirmative vote of a majority of the shares of common stock represented in person or by proxy at the Annual Meeting. Abstentions have the same effect as a vote against on this Proposal Three.

Board Recommendation

The Board of recommends that you vote "FOR" the approval of the advisory resolution set forth in this Proposal Three.

PROPOSAL FOUR: AMEND ARTICLE FOUR OF THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO EFFECT A 4:1 STOCK SPLIT AND FOR OTHER PURPOSES THAT MAY OR MAY NOT BE CURRENTLY CONTEMPLATED

We are asking our shareholders to approve an amendment to ARTICLE FOUR of the Company’s Articles of Incorporation, as amended and restated, to increase the authorized common stock of the Company from 5,000,000 shares, par value of $1.00 per share, to 25,000,000 shares, par value $0.25 per share.

On April 15, 2013, the Board of Directors approved a four-for-one stock split to be effected in the form of a dividend to shareholders. Implementation of the stock split is subject to approval by shareholders of an amendment to the Company’s articles of incorporation to increase the number of authorized shares of the Company's common stock from 5,000,000 shares to 25,000,000 shares. The full text of the proposed amendment to the articles of incorporation is set forth in Appendix A to this Proxy Statement.

Purpose and Effects of Increasing the Number of Authorized Shares of Common Stock

The primary reason for increasing the number of authorized shares of common stock is to facilitate the proposed four-for-one stock split to be effected in the form of a dividend to shareholders.  As of March 31, 2013, (i) a total of 3,809,316 shares of common stock were issued and outstanding, (ii) a total of 584,878 shares of common stock were held as treasury stock, (iii) a total of 35,350 shares of common stock were reserved for future grants under the Company’s 2010 Restricted Stock Plan, (iv) a total of 42,727 shares of common stock were reserved for issuance upon exercise of outstanding stock options and 70,250 shares of common stock were reserved for future grants of stock options under the Company’s 2009 Stock Incentive Plan, and (v) 61,500 shares of common stock were reserved for issuance upon exercise of outstanding stock options under the Company’s 1999 Stock Option Plan.  While the proposed amendment is intended to facilitate future stock splits or stock dividends, the shares could be used for other purposes such as financings, compensation plans, and other general business purposes.  No other purposes are being currently contemplated.

The Board anticipates that the increase in the number of outstanding shares of common stock of the Company resulting from the proposed stock split will place the market price of the common stock in a range more attractive to investors, particularly individuals.  The Board sees no price pressure or other risks affecting the future market price of the Company’s remaining unissued authorized shares.  The Company will apply for the listing of additional shares on NASDAQ, where the existing common stock is listed for trading.

Effective Date of Proposed Amendment and Issuance of Shares for Stock Split

If approved, the record date for the split is expected to be on or about July 31, 2013. Each shareholder of record at the close of business on the record date will receive a dividend of three additional shares of common stock for each share then held. The new shares are expected to be distributed on or about August 15, 2013. As a result, there would be (i) a total of 15,237,264 shares of common stock issued and outstanding, (ii) a total of 2,339,512 shares of common stock held as treasury stock, (iii) a total of 141,400 shares of common stock reserved for future grants under the Company’s 2010 Restricted Stock Plan, (iv) a total of 170,908 shares of common stock reserved for issuance upon exercise of outstanding stock options and 281,000 shares of common stock reserved for future grants of stock options under the Company’s 2009 Stock Incentive Plan, and (v) 246,000 shares of common stock reserved for issuance upon exercise of outstanding stock options under the Company’s 1999 Stock Option Plan.

If the shareholder holds CSW shares in a brokerage account, the par value and the number of shares held will be automatically adjusted through its broker system. If the shareholder is registered shareholder, he or she can either: (i) keep the original stock certificate, which will be deemed to represent the number post split; or (ii) surrender his/her current certificate to our transfer agent and replace it with a new certificate with post split par value and number of shares. It is recommended to mail the certificate via certified mail and it is required to insure the certificates for a minimum 3 percent of the fair market value. If the certificate gets lost in the mail,  it would cost  3 percent of the certificate fair market value to replace the stock certificate.

In the situation where shareholders participate in our Dividend Reinvestment Program (DRIP), most likely they have fractional shares. If the shareholders holds fractional shares, those fractional shares will be given the same 4:1 stock split treatment.  However, no fractional share certificate can be issued.

Tax Effect of Proposed Amendment and Issuance of Shares of Stock Split

The Company has been advised by tax counsel that the proposed stock split would not result in the recognition of gain, loss or other taxable income by owners of common stock under existing U.S. Federal income tax laws.  The cost basis for tax purposes of each new share and each retained share of common stock would be equal to one-quarter of the cost basis for tax purposes of the corresponding share immediately preceding the stock split.  In addition, the holding period for the additional shares issued pursuant to the stock split would be deemed the same as the holding period for the original shares of common stock.  Shareholders who are subject to the tax laws of other jurisdictions are urged to consult with their tax advisors regarding any tax consequences of the stock split under such laws.

Vote Required

The approval of this amendment to the Company’s articles of incorporation requires the affirmative vote of a majority of the shares of common stock represented in person or by proxy at the Annual Meeting. Abstentions have the same effect as a vote against on this Proposal Four.

Board Recommendation

The Board of recommends that you vote "FOR" the approval of the advisory resolution set forth in this Proposal Four.

OTHER MATTERS

As of the mailing date of this proxy statement, the Board of Directors knows of no other matters to be presented at the meeting. Should any of the matters requiring a vote of the shareholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

Shareholder Proposals for 2014 Annual Meeting

Any shareholder who intends to present a proposal at the annual meeting in the year 2014, and who wishes to have the proposal included in our proxy statement for that meeting, must deliver the proposal to our corporate secretary, Tracy L. Morris, at 12900 Preston Road, Suite 700, Dallas, Texas 75230, no later than February 1, 2014. All proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for that meeting.

Any shareholder, who intends to bring business to the annual meeting in the year 2014, but not include the proposal in our proxy statement, or to nominate a person to the Board of Directors, must also give written notice to our corporate secretary, Tracy L. Morris, at the address set forth in the preceding paragraph, by February 1, 2014.

OTHER INFORMATION

Expenses for Solicitation of Proxies

In addition to the use of the mails, proxies may be solicited by personal interview and telephone by our directors, officers and employees, who will not receive additional compensation for such services. We will request brokerage houses, nominees, custodians and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record by them and will reimburse such persons for forwarding materials.  The cost of soliciting proxies will be borne by us.

Reduce Duplicate Mailings

We are required to provide an annual report and proxy statement or notice of availability of these materials to all shareholders of record. If you have more than one account in your name or at the same address as other shareholders, we or your broker may discontinue mailings of multiple copies. If you wish to receive separate mailings for multiple accounts at the same address, you should mark the designated box on your proxy card. If you are voting by telephone or the Internet and you wish to receive multiple copies, you may notify us at the address and phone number at the end of the following paragraph if you are a shareholder of record or notify your broker if you hold your shares through a broker.

Once you have received notice from your broker or us that they or we will discontinue sending multiple copies to the same address, you will receive only one copy until you are notified otherwise or until you revoke your consent. If you received only one copy of this proxy statement and annual report or notice of availability of these materials and  you wish to receive a separate copy for each shareholder at your household, or if, at any time, you wish to resume receiving separate proxy statements or annual reports or notices of availability, or if you are receiving multiple statements and reports and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Capital Southwest Corporation, 12900 Preston Road, Suite 700, Dallas, TX 75230, Attention Tracy L. Morris, or by contacting us at (972) 233-8242, and we will promptly deliver materials as requested.

Annual Report

The Annual Report to Shareholders covering the fiscal year ended March 31, 2013 mailed on or about June 14, 2013 is not deemed a part of the proxy soliciting material.

A copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2013, as filed with the SEC, will be mailed to shareholders without charge upon request to Tracy L. Morris, Secretary, Capital Southwest Corporation, 12900 Preston Road, Suite 700, Dallas, Texas 75230.

A copy of the Form 10-K is available via the Internet at our website (www.capitalsouthwest.com/investor-relations/financial-reports) and the EDGAR version of such report is available at the SEC’s website (www.sec.gov).

APPENDIX A

Proposed Amendment to Article Four of the Company’s Articles of Incorporation

RESOLVED, that the Articles of Incorporation be, and the same hereby is, amended by deleting the current Article Four, thereof, and substituting the following:

“FOUR: The total number of shares of all classes of stock that the corporation shall have the authority to issue Twenty Five Million (25,000,000) shares of common stock, par value $0.25 per share.

“The Board of Directors of the Corporation is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of common stock, and by filing a certificate pursuant to the applicable law of the state of Texas.

“Each holder of shares of common stock shall be entitled to one vote of each share of common stock held of record on all matters on which the holders of shares of common stock are entitled to vote.

“No shareholder shall have any preemptive right to subscribe to an additional issue of shares of any class of stock of the corporation or to any security convertible into such stock.

“Each share of common stock of the Corporation issued and outstanding or held in treasury of the Corporation immediately prior to the close of business on the date on which the Certificate of Amendment relating to this amendment to Article FOUR of the Article of Incorporation is filed with the Secretary of State of the State of Texas, that being the time at which such amendment shall have become effective, shall be automatically changed into and reclassified as four fully paid and nonassessable shares of common stock, par value $0.25 per share, and at the close of business on such date and by virtue of the foregoing reclassification, each holder of record of common stock shall, without further action, be and become the holder of three additional shares of common stock for each share of common stock held of record immediately prior thereto.  Effective at the close of business on such date, each share of common stock outstanding or held in treasury immediately prior to such time shall continue to represent the same number of shares of common stock and as promptly as practicable thereafter, the Corporation shall issue three additional shares of common stock for each share of common stock held of record immediately prior thereto.

CAPITAL SOUTHWEST CORPORATION
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS _ JULY 15, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS OF THE CORPORATION.

The undersigned shareholder of Capital Southwest Corporation, does hereby nominate, constitute and appoint Samuel B. Ligon, Richard F. Strup and John H. Wilson, or either one of them, as Proxies, each with full power to appoint his substitute, to represent and vote all shares of Common Stock of Capital Southwest Corporation held of record by the undersigned at the Annual Meeting of shareholders to be held at 10:00 a.m. Dallas time on Monday, July 15, 2013, in meeting room #210 of the North Dallas Bank Tower, 12900 Preston Road, Dallas, Texas, 75230, and at any adjournments thereof, as follows.

(Continued and to be signed on the reverse side.)

A-1

ANNUAL MEETING OF SHAREHOLDERS OF

CAPITAL SOUTHWEST CORPORATION

July 15, 2013

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement and Proxy Card
are available at http://www.capitalsouthwest.com/investor-relations/financial-reports.htm

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

20530300000000000000 1	071812

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

					FOR	AGAINST	ABSTAIN
1.	Election of Directors:		2.	Proposal to ratify the appointment by our Audit Committee of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2014.	☐	☐	☐
☐	FOR ALL NOMINEES	NOMINEES:
		O Joseph B. Armes	3.	Proposal to approve, by non-binding vote, executive compensation.	☐	☐	☐
☐	WITHHOLD AUTHORITY	O Samuel B. Ligon
	FOR ALL NOMINEES	O Gary L. Martin
O T. Duane Morgan
☐	FOR ALL EXCEPT	O Richard F. Strup
	(See instructions below)	O John H. Wilson
4.
Proposal to amend Article Four of the Company’s Articles of Incorporation, as amended and restated, to increase the authorized Common Stock of the Company from 5,000,000, par value $1.00 per share, to 25,000,000, par value $0.25 per share, to effect a 4:1 split of the issued Common Stock of the Company in the form of a dividend to shareholders of three additional shares of common stock for each share held as of July 31, 2013 and for other purposes that may or may not be currently contemplated.
					☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:			5.	Transact such other business that may properly come before the meeting and any adjournment thereof.

If any other business is presented at the meeting, this proxy will be voted by the proxies in their best judgment.

This proxy when properly executed will be voted in the manner directed. Unless otherwise marked, this proxy will be  voted for the election of  the persons named at the left hereof and for the proposal described in Proposals 2, 3 and 4.

If more than one of the proxies named herein shall be present in person or by substitute at the meeting or at any adjournment thereof, the majority of the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that the proxies, their substitutes or any of them may lawfully do by virtue hereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:         Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.